Exhibit 99.1

5995 Opus Parkway Minnetonka, MN 55343 952.912.5500 952.912.5999 (Fax) 1.800.GKCARES www.gkservices.com

Press Release

FOR IMMEDIATE RELEASE: April 4, 2012

For Further Information:

At the Company:

Jeff Huebschen, Director, Investor Relations

952-912-5773

G&K Services Declares Special Cash Dividend of $6.00 Per Share

Announces 50 Percent Increase to Regular Quarterly Cash Dividend

Company Will Pursue Opportunistic Share Repurchases

Delivers Significant Shareholder Value and Maintains Operating Flexibility

MINNEAPOLIS, MN, April 4, 2012 – G&K Services, Inc. (NASDAQ: GKSR) announced today that its Board of Directors declared a special cash dividend of $6.00 per share, payable on April 27, 2012 to shareholders of record at the close of business on April 13, 2012. The stock will begin to trade ex-dividend on April 11, 2012.

Additionally, G&K’s Board of Directors announced a 50 percent increase in the company’s regular quarterly cash dividend to $0.195 per share. This is G&K’s seventh consecutive year with a dividend increase.

Finally, the company will also opportunistically pursue open market share repurchases as another option to improve shareholder returns. The company has approximately $58 million remaining under its existing share repurchase authorization.

“Our Game Plan is working,” said Douglas A. Milroy, Chief Executive Officer. “Since its introduction in fiscal 2010, we’ve restored organic growth, significantly expanded operating margins, produced strong cash flow, and retired over $100 million in debt.

Our improved performance gives us the confidence to increase shareholder returns through today’s actions.”

“Importantly, as our first priority, we maintain the financial flexibility to invest in our business and continue to pursue acquisition opportunities,” said Jeffrey L. Wright, Executive Vice President and Chief Financial Officer. “The total special dividend payment will be approximately $113 million and will be funded through the company’s revolving credit facility. After payment of the special dividend, the company maintains significant liquidity, with over $100 million of debt capacity available under its credit facilities.”

The company expects the price of its common stock will decrease by an amount equal to the special dividend on the ex-dividend date, as is typical when public companies pay significant special cash dividends. Accordingly, the Board of Directors approved equitable adjustments to all outstanding stock options to preserve the intrinsic value of the options. Due to the equitable adjustments, the company expects to record a pre-tax non-cash charge to earnings of approximately $2.0 million ($1.2 million after tax). This charge will be recorded in the third quarter of fiscal year 2012. G&K estimates that this charge will reduce the company’s earnings per diluted share for the third quarter and full-year by $0.07.

About G&K Services, Inc.

G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has over 7,500 employees serving approximately 165,000 customers from over 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s web site at www.gkservices.com.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995.

These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011.

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